Exhibit E

TRUSTEES OF ADVANCE LONG-TERM MANAGEMENT TRUST

Set forth below is a list of each trustee of Advance Long-Term Management Trust setting forth the business address and present principal occupation or employment (and the name and address of any corporation or organization in which such employment is conducted) of each person. Unless otherwise indicated, each individual is a United States citizen.

Name and Business Address	Present Principal Occupation (principal business of employer)	Name and Address of Corporation or Other Organization (if different from the address provided in Column 1)
Trustees
Samuel I. Newhouse, III c/o Advance Publications, Inc. 950 Fingerboard Road Staten Island, NY 10305	Co-President of Advance Publications, Inc. (“API”)

Steven O. Newhouse c/o Advance Publications, Inc. 950 Fingerboard Road Staten Island, NY 10305	Co-President of API

Michael A. Newhouse c/o Advance Publications, Inc. 950 Fingerboard Road Staten Island, NY 10305	Co-President of API

Victor F. Ganzi 126 East 56th Street New York, NY 10022	(non-executive) Chairman, PGA Tours Inc.

Peter C. Gould 2 East End Avenue New York, NY 10075	Retired Attorney